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                                                                     Exhibit 5.1


                          [MAPLES AND CALDER LETTERHEAD]

12th March, 1997

The Board of Directors of GCR Holdings Limited
Sofia House
48 Church Street
Hamilton HM 12
Bermuda

Dear Sirs,

GCR Holdings Limited (the "Company")
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1.       This opinion is given in connection with the Registration Statement on
         Form S-8 (the "Registration Statement") dated today's date filed under the United States Securities Act of 1933, relating to 2,246,925 unissued Ordinary Shares, par value $0.10 per share, of the Company (the "Ordinary Shares").

2. This opinion is limited to (i) Cayman Islands law as currently applied by the Cayman Islands courts and (ii) factual matters known to us as at the date hereof and is given on the basis that it will be governed by and be construed in accordance with Cayman Islands law. We have not made any investigation of, and do not express any opinion on, the law of any jurisdiction other than the Cayman Islands. We have assumed that none of the opinions expressed below would be affected by the laws (including public policy) of any jurisdiction outside the Cayman Islands.

3. We have examined and relied on copies of such corporate records and other documents, including, but not limited to, the Registration Statement, and reviewed such matters of law as we have deemed necessary or appropriate for the purpose of this opinion.

4. Upon the basis of and subject to the foregoing, but subject to any matters not disclosed to us, it is our opinion that the Company is a limited company incorporated under the laws of the Cayman Islands under the Companies Law (1995 Revision) of the Cayman Islands and that, upon allotment of the Ordinary Shares by the Board of Directors of the Company or a duly authorised committee thereof and due registration of the issue of such Ordinary Shares in the register of members of the Company and subject to receipt by the Company in full of the subscription price or other consideration therefor, such Ordinary Shares (i) will have been duly authorised in accordance with the Company's Amended and Restated Memorandum of Association and Amended and Restated Articles of
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MAPLES and CALDER                      2


         Association as currently filed and (ii) will be validly issued, fully paid and non-assessable and no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason solely of their being such holders.

5. This opinion is given to you solely for use in connection with the filing of the Registration Statement. This opinion is strictly limited to matters dealt with herein and does not extend to and is not to be read as extending by implication to any other matter.

6. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours faithfully,


/s/ Maples and Calder


Maples and Calder